For Immediate Release
September 22, 2005
Contacts:
Richard F. Bonini
Secretary
Investor Relations
Lucienne Gigante
Vice President
Investor Relations
Tel. (212) 329-3733
DORAL FINANCIAL PROVIDES UPDATE ON TIMING OF RESTATEMENT
- Expects to file restated financial statements by November 10, 2005 -
San Juan, Puerto Rico, September 22, 2005 - Doral Financial Corporation (NYSE: DRL) announced today that it expects to file its amended annual report on Form 10-K for the year ended December 31, 2004, including its restated financial statements, by November 10, 2005, and to file its quarterly reports on Form 10-Q for the first three quarters of 2005 as soon as practicable thereafter. Doral Financial believes that this schedule provides sufficient time for the Company to complete the restatement and for PricewaterhouseCoopers LLP to complete its audits for the periods involved.
Based on the results of its work to date, Doral Financial estimates that its consolidated stockholders’ equity at December 31, 2004, will be reduced, on a pre-tax basis, by approximately $615 million related to corrections to the valuation of its interest-only strips (“IOs”), which is in line with the Company’s previously disclosed estimates. Also, as previously disclosed, the restatement process included the review of other accounting matters. Doral now estimates that these other matters will result in additional reductions to its consolidated stockholders’ equity of approximately $70 million related to corrections to the valuation of its mortgage servicing assets and $35 million related to the correction of other accounting practices. The estimate for the adjustments related to the mortgage servicing assets is based on a market valuation of the Company’s servicing portfolio as of December 31, 2004. The estimate for the adjustments to IOs and mortgage servicing assets also reflect certain reclassifications between such asset categories. All the estimates included above are unaudited and have been calculated on a pre-tax basis because the Company is still calculating the required adjustments for tax accruals.

The Company noted that the estimated adjustments to its consolidated stockholders’ equity and the proposed time schedule could change because of the ongoing work on the restatement, as well as the ongoing independent investigation being conducted by Latham & Watkins LLP, outside counsel to the Company’s independent directors and the Audit Committee.
John A. Ward, III, Chairman of the Board and Chief Executive Officer, stated that while he would have preferred that the Company file its restated financial statements sooner, it was important that the Company’s review of all relevant accounting issues and internal controls be detailed and comprehensive. He noted that the Company was working diligently to address these issues and to restore trust and confidence in its financial reporting process. Mr. Ward stated, “Although the involvement of new senior management in the process has inevitably caused some delay, we believe that a fresh perspective has improved the review process. We are committed to finalizing the restatement by the announced date.”
Mr. Ward continued, “Doral is the premier mortgage franchise in Puerto Rico.” He also noted that the Company had adequate capital and liquidity to meet its current operational needs and that it intended to continue to meet its financial obligations to bondholders and other creditors. Additionally, the Company and both of its banking subsidiaries will continue to be well capitalized for bank regulatory purposes after making the required adjustments to stockholders’ equity.
Doral is requesting an extension from the Nasdaq Listing Qualifications Department of the current September 30, 2005 deadline for coming into full compliance with Nasdaq Marketplace Rule 4310(c)(14). As previously reported, Doral is currently not in compliance with that rule because of its failure to timely file its Quarterly Reports on Form 10-Q for the first two quarters of 2005. This could subject the Company’s preferred stock to delisting from Nasdaq. The Company’s common stock trades on the New York Stock Exchange while its preferred stock trades on Nasdaq.
The Company, a financial holding company, is the largest residential mortgage lender in Puerto Rico, and the parent company of Doral Bank, a Puerto Rico based commercial bank, Doral Securities, a Puerto Rico based investment banking and institutional brokerage firm, Doral Insurance Agency, Inc. and Doral Bank FSB, a federal savings bank based in New York City.
FORWARD LOOKING STATEMENTS
     This press release contains certain “forward-looking statements” concerning the Company’s economic future performance. The words or phrases “expect,” “believe,” “anticipate,” estimate,” “intend,” “look forward,” “should” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.
     The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:
•	the Company’s ability to attract new clients and retain existing clients;

•	the Company’s ability to retain and attract key employees;

•	risks associated with the effects of global, national and regional economic and political conditions, including with respect to fluctuations in interest rates;

•	risks arising from material weaknesses in the Company’s internal control over financial reporting;

•	potential adverse effects to the Company’s financial condition, results of operations or prospects as a result of any required adjustments to prior period financial statements;

•	risks associated with the Company’s inability to prepare and timely file financial statements;

•	the Company’s ability to satisfy certain reporting covenants under its indentures;

•	potential adverse effects if the Company is required to recognize additional impairment charges or other adverse accounting-related developments;

•	potential adverse developments in connection with the ongoing in SEC inquiry;

•	potential adverse developments from enforcement actions that may be commenced by bank regulatory agencies;

•	potential downgrades in the credit ratings of our securities; and

•	developments from changes in the regulatory and legal environment for financial services companies in Puerto Rico and the United States.
     The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

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